Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Arbitrage Fund and The Arbitrage Event-Driven Fund and to the use of our report dated August 1, 2011 on the financial statements and financial highlights of The Arbitrage Fund and The Arbitrage Event-Driven Fund. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 22, 2011